Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

First Quarter Ended December 31, 2025

McLean, VA, February 4, 2026: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its first quarter ended December 31, 2025. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2025	September 30, 2025	Change	% Change
Total investment income	$24,511	$23,936	$575	2.4%
Total expenses, net of credits	(13,247)	(12,492)	(755)	6.0

Net investment income	11,264	11,444	(180)	(1.6)
Net investment income per common share	0.50	0.52	(0.02)	(3.8)
Cash distribution per common share	0.45	0.59	(0.14)	(23.7)
Net realized gain (loss)	296	(6,258)	6,554	(104.7)
Net unrealized appreciation (depreciation)	(5,638)	9,101	(14,739)	(161.9)
Net increase (decrease) in net assets resulting from operations	5,454	13,971	(8,517)	(61.0)
Weighted average yield on interest-bearing investments	12.2%	12.5%	(0.3)%	(2.4)
Total invested	$99,164	$126,633	$(27,469)	(21.7)
Total repayments and net proceeds	52,759	23,495	29,264	124.6

As of:	December 31, 2025	September 30, 2025	Change	% Change
Total investments, at fair value	$902,912	$859,124	$43,788	5.1%
Fair value, as a percent of cost	97.5%	98.0%	(0.5)%	(0.5)
Net asset value per common share	$21.13	$21.34	$(0.21)	(1.0)

First Fiscal Quarter 2026 Highlights:

•	Portfolio Activity: Invested $37.8 million in two new portfolio companies and $61.3 million in existing portfolio companies.

•	Portfolio Mix: Secured first lien assets continue to be over 70% of our debt investments, at cost.

•	Credit Facility: Increased our revolving line of credit commitment by $20.0 million.

First Fiscal Quarter 2026 Results:

Total investment income increased by $0.6 million, or 2.4%, for the quarter ended December 31, 2025, compared to the prior quarter ended September 30, 2025, driven primarily by a $0.1 million increase in interest income, quarter over quarter, and $0.4 million increase in other income. Interest income increased by $0.1 million, or 0.5%, quarter over quarter. The primary reason for the increase was an increase in the weighted average principal balance of our interest-bearing investment portfolio to $772.3 million during the quarter ended December 31, 2025, as compared to $752.0 million during the quarter ended September 30, 2025, an increase of $20.3 million, or 2.7%. This increasing factor was offset by a decrease in the weighted average yield to 12.2% during the quarter ended December 31, 2025 as compared to 12.5% during the quarter ended September 30, 2025 (primarily due to a decrease in average SOFR). Other income increased by $0.4 million, or 270.5%, quarter over quarter primarily due to increases in prepayment fee income and success fees received quarter over quarter.

Total expenses increased by $0.8 million, or 6.0%, quarter over quarter, primarily due to a $0.7 million increase in the net base management fee, driven by higher assets used to calculate the base management fee and lower deal origination fees, which are credited to the base management fee.

Net investment income for the quarter ended December 31, 2025 was $11.3 million, or $0.50 per share.

The net increase in net assets resulting from operations was $5.5 million, or $0.24 per share, for the quarter ended December 31, 2025, compared to $14.0 million, or $0.63 per share, for the quarter ended September 30, 2025. The current quarter increase in net assets resulting from operations was primarily driven by $11.3 million of net investment income and $0.3 million of net realized gain recognized during the quarter, partially offset by $5.6 million of net unrealized depreciation.

Subsequent Events: Subsequent to December 31, 2025, the following significant events occurred:

•	Portfolio Activity:

•	In January 2026, our $42.8 million debt investment in Vet’s Choice Radiology LLC paid off at par. We also received a $0.9 million prepayment penalty in conjunction with the payoff.

•

In January 2026, we invested $6.0 million in IMX Power Holdings Inc. (“IMX”) through secured first lien debt. We also extended IMX a $1.5 million line of credit commitment and a $3.0 million delayed draw term loan commitment, both of which were unfunded at close.

•	Revolving Line of Credit:

•	On February 3, 2026, we entered into Amendment No. 11 to our credit facility to increase the total commitment by $25.0 million.

•	Distributions and Dividends Declared:

•	In January 2026, our Board of Directors declared the following distributions to common and preferred stockholders:

Record Date	Payment Date	Distribution per Common Share
January 23, 2026	January 30, 2026	$0.15
February 18, 2026	February 27, 2026	0.15
March 23, 2026	March 31, 2026	0.15

	Total for the Quarter	$0.45

Record Date	Payment Date	Distribution per Series A Preferred Stock
January 27, 2026	February 5, 2026	$0.130208
February 24, 2026	March 5, 2026	0.130208
March 25, 2026	April 3, 2026	0.130208

	Total for the Quarter	$0.390624

Comments from Gladstone Capital’s President, Bob Marcotte: “We closed out 2025 with a healthy increase in earning assets and were able to sustain our net interest income, lending spreads and dividend coverage despite the decline in short term interest rates. We expect this trend to continue into 2026 as we work through a healthy backlog of pending investments and maintain our return and financing discipline within our core lower middle market investing focus.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, February 5, 2026, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 12, 2026. To hear the replay, please dial (877) 660-6853 and use playback conference number 13757325. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2025, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or (703) 287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.